EXHIBIT 10.3

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

NOTICE OF RSU AWARD

DECEMBER 31, 2015 VESTING

You have been granted the following Restricted Stock Units (“RSUs”) representing Common Stock of FINANCIAL ENGINES, INC. (the “Company”) under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”).

Name of Participant:	%%FIRST NAME%-% %%LAST NAME%-%

Total Number of RSUs Granted:	%%TOTAL SHARES GRANTED%-%

Date of Grant:	%%OPTION DATE%-%

Vesting Commencement Date:	%%VEST BASE DATE%-%

Vesting Schedule:	One-hundred Percent (100%) of the RSUs subject to this Award vest on December 31, 2015 contingent upon your continuous Service as an Employee or a Consultant from the Vesting Commencement Date. Partial accelerated vesting may apply in some circumstances.

By your acceptance and the signature of the Company’s representative below, you and the Company agree that these RSUs are granted under and governed by the term and conditions of the Plan and the RSU Agreement (the “Agreement”), both of which are attached to and made a part of this document.

By accepting this notice and agreement you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

FINANCIAL ENGINES, INC.

By:	RAYMOND J. SIMS
Title:	E.V.P. and Chief Financial Officer

FINANCIAL ENGINES, INC.

DECEMBER 31, 2015 VESTING FORM OF NOTICE OF RSU AWARD AND AGREEMENT

LEGAL-#37294-V1-DECEMBER_31    2015  RSU   AGREEMENT

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

RSU AGREEMENT

Payment for RSUs	No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Services rendered by you.

Vesting	The RSUs that you are receiving will vest in installments, as shown in the Notice of RSU Award. No additional RSUs vest after your Service as an Employee or a Consultant has terminated for any reason.

Forfeiture

If your Service terminates for any reason, then your Award expires immediately as to the number of RSUs that have not vested before the termination date and do not vest as a result of termination. This means that the unvested RSUs will immediately be cancelled. You receive no payment for RSUs that are forfeited.

Notwithstanding the foregoing, if your Service as an Employee or a Consultant terminates as a result of (i) death, (ii) Total and Permanent Disability, or (iii) an Involuntary Termination (as defined below) at any time within twelve (12) months after a Change in Control, then the vesting of the RSUs shall accelerate with respect to that number of Shares for which this Award would have vested during the twelve (12) months following the termination of Service in the event of (i) or (ii), or following the consummation of the Change in Control in the event of (iii).

The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Involuntary Termination

“Involuntary Termination” means (i) without your express written consent, a material diminution of your authority, duties, position or responsibilities relative to your authority, duties, position or responsibilities in effect immediately prior to such reduction (provided that for this purpose, your authority, duties, position and responsibilities will not be deemed to be materially diminished if following a Change in Control you retain the same authority, duties and responsibilities with respect to the Company business or the business with which such business is operationally merged or subsumed); (ii) without your express written consent, a material reduction by the Company of your base salary or bonus opportunity as in effect immediately prior to such reduction; (iii) without your express written consent, the relocation of your principal place of employment to a facility or a location more than fifty (50) miles from your then current location; (iv) without your express written consent, any purported termination of your Service by the Company which is not effected for Cause. A termination due to death or disability shall not be considered an Involuntary Termination.

A termination shall not be considered an “Involuntary Termination” unless you provide written notice to the Company of the condition described in subsections (i), (ii) or (iii) above within ninety (90) days after the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and you terminate your employment within twelve months following the Change in Control.

Cause	“Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board of Directors; or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

Leaves of Absence	For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Nature of RSUs	Your RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company. The Committee in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan.

No Voting Rights or Dividends	Your RSUs carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

Acceptance of Award	This Award Agreement is one of the documents governing this RSU Award, which you may accept or reject online through the third party maintaining the Company’s stock award website. If you have not rejected this Award by the time of the first vesting event, you will be deemed to have accepted this Award, and the Shares vested pursuant to the Award will be issued and taxed accordingly.

RSUs Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

Settlement of RSUs

Each of your vested RSUs will be settled when it vests.

At the time of settlement, you will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.

In the event of death, the vested portion of the Award shall be delivered to the executor or administrator of your estate or, if none, by the person(s) entitled to receive the vested Award under your will or the laws of descent or distribution.

In no event will the RSUs be settled later than 2-1/2 months after the end of the calendar year in which the RSUs become vested (or if later, 2-1/2 months after the end of the taxable year of the Company in which the RSUs become vested).

Withholding Taxes and Stock Withholding

Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant and vesting of the Award, the issuance of Shares upon settlement of the Award, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends or other distributions, if any; and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

No Shares will be distributed to you unless you have made arrangements acceptable to the Company to pay withholding taxes that may be due as a result of this Award or the settlement of the RSUs. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (b) having the Company withhold Shares that otherwise would be distributed to you when the RSUs are settled having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (c) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of RSUs covered by this Award shall be adjusted pursuant to the Plan.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of Santa Clara, California, or the federal courts for United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Section 409A	To the fullest extent applicable, benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code. To the extent that any such benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all benefits hereunder comply with Section 409A of the Code.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY ACCEPTING THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.